Exhibit 2.11
AMENDMENT #1 TO UNSECURED TERM LOAN AGREEMENT
THIS AMENDMENT #1 TO UNSECURED TERM LOAN AGREEMENT (this “Amendment”) is made by way of deed on _29 November____ 2024
BETWEEN:
(1)    Wilmington Trust (London) Limited, as agent of the Lenders, and with the prior written consent of the Majority Lenders (the “Facility Agent”);
(2)    Terapon Funding Designated Activity Company, a designated activity company with limited liability incorporated under the laws of Ireland with registered number 760130, having its registered office at Aviation House, Shannon, Co. Clare, V14 AN29, Ireland (the “Borrower”); and
(3)    AerCap Holdings N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands, AerCap Ireland Capital Designated Activity Company, a designated activity company with limited liability incorporated under the laws of Ireland with registered number 535682, having its registered office at Aviation House, Shannon, Clare, V14 AN29, Ireland, and AerCap Global Aviation Trust, a Delaware statutory trust, as joint and several guarantors (each a “Guarantor” and, together, the “Guarantors”).
IT IS AGREED AS FOLLOWS:
1.This Amendment is entered into in connection with the unsecured term loan agreement dated 2 May 2024 (as amended, modified or supplemented from time to time) between (1) the banks and financial institutions referred to therein as Original Lenders, (2) the Facility Agent and (3) the Borrower (as previously amended and/or supplemented, the “Loan Agreement”) and the guarantee dated 2 May 2024 between (1) the Guarantors and (2) the Facility Agent (as amended, modified or supplemented from time to time, the “Guarantee”).
2.Except as otherwise defined in this Amendment and except where the context otherwise requires, all words and expressions defined in clause 1.1 (Definitions) of the Loan Agreement shall have the same meanings when used herein. The rules of construction set out in clauses 1.2 (Headings) and 1.3 (Construction of certain terms) of the Loan Agreement are also applicable to this Amendment mutatis mutandis. This Amendment shall constitute a “Finance Document”.
3.Each of the representations set out in clause 5.1 (Representations and warranties) of the Loan Agreement are repeated by the Borrower and clause 4.1 (Representations and warranties) of the Guarantee are repeated by each Guarantor. Each such repetition is made on the date of this Amendment and with reference to the facts and circumstances existing at such time.
4.The Loan Agreement is hereby amended and supplemented as follows on and from the date of this Agreement:
(a)The following definition shall be added to clause 1.1 (Definitions) of the Loan Agreement, after the definition of “Aircraft Assets”:

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Exhibit 2.11
““Amendment No.1” means the amendment agreement to this Agreement dated 29 November_______ 2024 between the Facility Agent, the Borrower, and the Guarantors;”.
(b)The definitions of “Consolidated Interest Expense”, “EBITDA” and “Interest Coverage Ratio” shall be deleted in their entirety.
(c)The definition of “Consolidated Indebtedness” shall be deleted in its entirety and replaced with the following definition:
““Consolidated Indebtedness” means, as of the date of any determination:
(a)the total amount of Indebtedness less the amount of current and deferred income taxes and rentals received in advance of AerCap Holdings and its Subsidiaries (to the extent constituting Indebtedness) determined on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, or any other accounting principle, including purchase accounting, that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on a consolidated balance sheet of AerCap Holdings to be reflected thereon in any amount other than the stated principal amount of such Indebtedness), and excluding (i) the amount that is (A) the aggregate amount outstanding of Hybrid Capital Securities multiplied by (B) the Hybrid Capital Securities Percentage, (ii) adjustments in relation to Indebtedness denominated in any currency other than Dollars and any related derivative liability, in each case to the extent arising from currency fluctuations (such exclusions to apply only to the extent the resulting liability is hedged by AerCap Holdings or such Subsidiary), (iii) net obligations of any Person under any swap contracts that are not yet due and payable, and (iv) trade payables outstanding in the ordinary course of business, but not overdue by more than 90 days; less
(b)the lesser of (x) $4,000,000,000 and (y) the aggregate amount of “cash and cash equivalents” or any line item of similar import (but in any event, excluding Restricted Cash) reflected on a consolidated balance sheet of AerCap Holdings prepared as of such date of determination in accordance with GAAP;”.
(d)Paragraph (a) of the definition of “Finance Documents” in clause 1.1 (Definitions) of the Loan Agreement shall be deleted in its entirety and replaced with the following definition:
“(a)     this Agreement, the Amendment No.1, the Guarantee, the Fees Letters, the Drawdown Notice, any Notes, any Reference Rate

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Exhibit 2.11
Supplement and any Compounding Methodology Supplement; and”.
(e)The definition of “GAAP” shall be deleted in its entirety and replaced with the following definition:
““GAAP” means generally accepted accounting principles in each of the United States of America, Ireland and/or The Netherlands, which are in effect from time to time and to the extent applicable to the relevant financial statements. At any time after the first Drawdown Date, AerCap Holdings may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to AerCap Holdings’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made by AerCap Holdings in accordance with this definition to the Facility Agent and the Lenders;”.

(f)Paragraph (a) of the definition of “Termination Event” shall be deleted in its entirety and replaced with the following:
“(a)    the Borrower or AerCap Holdings fails to observe or perform any covenant, condition or agreement contained in clause 8 and (i) in the case of any failure to comply with clause 8.1, such failure continues unremedied for a period of sixty (60) days after the earlier of (x) the Borrower or AerCap Holdings becoming aware of such failure and (y) the Borrower receiving notice thereof from the Facility Agent and (ii) in the case of any failure to comply with clause 8.2, such failure continues unremedied for a period of sixty (60) days after the end of the applicable quarterly accounting period;”.
(g)The definition of “Unencumbered Assets” shall be deleted in its entirety and replaced with the following definition:
““Unencumbered Assets” means, as of the date of any determination, the sum, without duplication, of:
(a)the difference between (i) the book value (determined in accordance with GAAP) on such date of determination of the Aircraft Assets owned by AerCap Holdings and its Subsidiaries and (ii) the aggregate outstanding principal amount on such date of determination of Financial Indebtedness of AerCap Holdings and its Subsidiaries secured by Liens over such Aircraft Assets or the Equity Interests of the Subsidiary owning such Aircraft Assets; and

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(b)the lesser of (i) $4,000,000,000 and (ii) the aggregate amount of “cash and cash equivalents” or any line item of similar import (but in any event, excluding Restricted Cash) reflected on a consolidated balance sheet of AerCap Holdings prepared as of such date of determination in accordance with GAAP;”.
(h)Clause 6(c)(iv) shall be deleted in its entirety and replaced with “[NOT USED]”.
(i)Clause 8 shall be deleted in its entirety and replaced with the following:
“8.    FINANCIAL COVENANTS

The Borrower shall procure that AerCap Holdings undertakes and covenants with each Finance Party that throughout the Term:

8.1    Consolidated Indebtedness to Shareholder’s Equity Ratio

At any time during the period specified in the left hand column of the table below, AerCap Holdings will not permit its Consolidated Indebtedness to Shareholder’s Equity ratio to exceed the maximum ratio specified for such period in the right hand column of the table.

Period	Maximum Ratio
From (and including) the Signing Date to the Termination Date	3.75:1.0
(j)
8.2    Unencumbered Asset Test

AerCap Holdings shall not permit the ratio of (A) Unencumbered Assets to (B) the aggregate outstanding principal amount of AerCap Holdings’ consolidated unsecured Financial Indebtedness minus, to the extent included in Financial Indebtedness, the aggregate amount outstanding of Hybrid Capital Securities, in each case on the last day of any quarter of any fiscal year of AerCap Holdings to be less than 125%.”.

Save as expressly provided herein, the Loan Agreement shall remain in full force and effect in accordance with its terms.
5.The Guarantors hereby acknowledge and affirm their respective obligations under the Guarantee with respect to the Loan Agreement as amended by this Amendment, and confirm that the Guarantee is and will remain after the date of this Amendment in full force and effect in accordance with its terms.
6.This Amendment may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Amendment by e-mail attachment or telecopy shall be an effective mode of delivery.

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7.This Amendment and any non-contractual obligations arising out of or in connection with this Amendment shall be governed by and construed in accordance with English law. The provisions of clauses 21 (Contracts (Rights of Third Parties) Act 1999), 22.2 (Jurisdiction) and 22.3 (No immunity) of the Loan Agreement shall apply to this Amendment mutatis mutandis.
8.The Borrower shall pay all reasonable and properly incurred costs and expenses of the Finance Parties in relation to the negotiation, preparation, execution and completion of this Amendment.
IN WITNESS WHEREOF the parties to this Amendment have caused this Amendment to be duly executed as a deed and delivered on the date first above written.

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SIGNATURES

Facility Agent EXECUTED and DELIVERED as a DEED by _______________________ as an authorised signatory for Wilmington Trust (London) Limited in the presence of:	) ) ) ) /s/ Chris Hurford ) Authorised Signatory ) ) )
Signature of Witness /s/ Chris Donovan
Name of Witness Chris Donovan
Address of Witness Wilmington Trust (London)
Limited Third Floor 1 King’s Arms Yard London EC2R 7AF
Occupation of Witness Relationship Manager

Borrower SIGNED and DELIVERED as a DEED by Ken Faulkner as attorney for Terapon Funding Designated Activity Company in the presence of:	) ) /s/ Ken Faulkner ) Attorney in Fact ) ) ) )
Signature of Witness /s/ Amy Smyth Name of Witness Amy Smyth Address of Witness Aviation House, Shannon, Co. Clare Occupation of Witness Chartered Secretary

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SIGNATURES

Guarantors EXECUTED and DELIVERED as a DEED by Tamzin Lawrence as attorney for AerCap Holdings N.V. in the presence of:	) ) /s/ Tamzin Lawrence ) Attorney in Fact ) ) )
Signature of Witness /s/ Kenneth Ng Name of Witness Kenneth Ng Address of Witness AerCap House 65 St. Stephen’s Green Dublin 2 Ireland Occupation of Witness VP Corp Legal
SIGNED and DELIVERED as a DEED by Ken Faulkner as attorney for AerCap Ireland Capital Designated Activity Company in the presence of:	) ) /s/ Ken Faulkner ) Attorney in Fact ) ) )
Signature of Witness /s/ Amy Smyth Name of Witness Amy Smyth Address of Witness Aviation House, Shannon, Co. Clare Occupation of Witness Chartered Secretary
EXECUTED and DELIVERED as a DEED by Ken Faulkner as attorney for AerCap Global Aviation Trust in the presence of:	) ) /s/ Ken Faulkner ) Attorney in Fact ) ) )
Signature of Witness /s/ Amy Smyth Name of Witness Amy Smyth Address of Witness Aviation House, Shannon, Co. Clare Occupation of Witness Chartered Secretary

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